SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)
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____________Gibraltar Steel Corporation___________
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GIBRALTAR STEEL CORPORATION

3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 21, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Steel Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 3556 Lake Shore Road, Buffalo, New York, on May 21, 2002, at 10:00 a.m., local time, for the following purposes:

     1.  To elect three Class I Directors to hold office until the 2005 Annual Meeting and until their successors have been elected and qualified.

     2.  To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 25, 2002, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

     Stockholders who do not expect to attend the meeting in person are urged to vote, sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

NEIL E. LIPKE Secretary

Dated: April 25, 2002

GIBRALTAR STEEL CORPORATION
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Gibraltar Steel Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Company's offices, 3556 Lake Shore Road, Buffalo, New York, on May 21, 2002, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on March 25, 2002, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 25, 2002 the Company had outstanding 15,758,311 shares of common stock, $.01 par value per share ("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and telephone by Directors, officers and employees of the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Director up to the maximum number of Directors to be elected at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a stockholder properly withholds authority to vote for a particular nominee, such shares will not be counted towards such nominee's or any other nominee's achievement of plurality.

     The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

     This Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders on or about April 25, 2002.

PROPOSAL I

ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen Directors who shall be divided into three classes, with the term of one class expiring each year. The Board of Directors is presently comprised of six members: Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague, Class I Directors whose terms expire in 2002; Neil E. Lipke and Gerald S. Lippes, Class II Directors whose terms expire in 2004; and David N. Campbell, Class III Director whose term expires in 2003. At the Annual Meeting of Stockholders in 2002, three Class I Directors shall be elected to hold office for a term expiring in 2005. Brian J. Lipke, Arthur A. Russ, Jr., and William P. Montague have been nominated by the Board of Directors for election as such Class I Directors.

     Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of Brian J. Lipke, Arthur A. Russ, Jr., and William P. Montague as Directors. Each of Messrs. Lipke, Russ and Montague have been Directors of the Company since the consummation of the Company's initial public offering in November 1993 and have been previously elected by the Company's stockholders. If any of Messrs. Lipke, Russ or Montague should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of Messrs. Lipke, Russ or Montague will be unable or unwilling to serve if elected to office.

     The following information is provided concerning the Directors and the nominees for election as Class I Directors:

     Brian J. Lipke has been Chairman of the Board and Chief Executive Officer and a Director of the Company since its formation. He has been Chief Executive Officer of Gibraltar Steel Corporation of New York ("Gibraltar New York"), a predecessor and current subsidiary of the Company, since 1987, and has been in charge of the Company's other subsidiaries since their formation. He also served as President of both the Company and Gibraltar New York through 1999. From 1972 to 1987, Mr. Lipke held various positions with Gibraltar New York in production, purchasing and divisional management. He is also a director of Merchants Mutual Insurance Company and is a member of the JP Morgan Chase Manhattan Bank Regional Advisory Board.

     Neil E. Lipke has been Executive Vice President and a Director of the Company since its formation and Senior Executive Vice President and Secretary of the Company since June 1999. He has been Executive Vice President of Gibraltar New York since 1988 and has been employed by Gibraltar New York since 1973 in various production, sales and marketing capacities.

     Gerald S. Lippes has served as a Director of the Company since its formation. He has been engaged in the private practice of law since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a director of several private companies.

     Arthur A. Russ, Jr. has served as a Director of the Company since its formation. He has been engaged in the private practice of law since 1969 and is a partner of the firm of Phillips, Lytle, Hitchcock, Blaine & Huber, LLP, Buffalo, New York.

     David N. Campbell has served as a Director of the Company since the consummation of the Company's initial public offering. Mr. Campbell is currently a Managing Director of Innovation Advisors, a merchant banking firm. Mr. Campbell served as President and Chief Executive Officer of Xpedior, Inc. from September 1999 through November 2000. Prior thereto, from July 1995 to September 1999, he was President of BBN Systems & Technologies and its successor, GTE Laboratories and Technologies. Mr. Campbell also is the former Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated and the former Chairman of the Board of Dunlop Tire Corporation. Mr. Campbell also serves as a Director of Tektronix Corporation and Power Steering, Inc.

     William P. Montague has served as a Director of the Company since the consummation of the Company's initial public offering. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. from 1986 to February 1996 and, since March 1, 1996, as President and Director of said company. He is also a director of IIMAK (International Imaging Materials, Inc.).

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the fiscal year ended December 31, 2001, the Board of Directors held five meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

Audit Committee

     The Board of Directors has a standing Audit Committee comprised of Messrs. Campbell, Lippes and Montague. The Audit Committee assists the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process and compliance with laws and regulations and the Company's code of business conduct. The Board of Directors has adopted a charter for the Audit Committee. The Audit Committee held six meetings in 2001.

Compensation Committee

     The Compensation Committee, which consists of Messrs. Lippes and Montague, held three meetings in 2001. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company.

Other Committees

     The Board of Directors does not have a standing executive or nominating committee, the functions of which are handled by the entire Board.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

     The following table sets forth certain information regarding the Directors and executive officers of the Company:

Name	Age	Position(s) Held

Brian J. Lipke(1)	50	Chairman of the Board and Chief Executive Officer
Walter T. Erazmus	54	President
Neil E. Lipke(1)	45	Senior Executive Vice President, Secretary and Director
Joseph A. Rosenecker	57	Executive Vice President
Carl P. Spezio	56	Executive Vice President
Eric R. Lipke(1)	42	Vice President
Henning Kornbrekke	57	Vice President
Kenneth W. Matz	50	Vice President
John E. Flint	55	Vice President and Chief Financial Officer
Richard A. Pytak Jr.	39	Treasurer
Gerald S. Lippes	62	Director
David N. Campbell	60	Director
William P. Montague	55	Director
Arthur A. Russ, Jr.	59	Director

(1)  Brian J. Lipke, Neil E. Lipke and Eric R. Lipke are brothers.

     Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

     Walter T. Erazmus has been President of the Company since June 1999. Prior thereto, he served as Executive Vice President - Finance of the Company and Chief Financial Officer of the Company since November 1994 and of Gibraltar New York since 1977. He was Vice President - Finance of the Company and Chief Financial Officer of the Company from its formation until November 1994.

     Joseph A. Rosenecker was Executive Vice President of the Company from November 1994 through January 2002. He served as Vice President - Sales of the Company from its formation until November 1994 and was the director of Gibraltar New York's cold-rolled strip operations from 1989 through January 2002. He was President of Gibraltar New York's strip and strapping divisions from 1978 to 1989.

     Carl P. Spezio has been Executive Vice President of the Company since November 1994 and has served as President of its Heat Treating Group since 1996. Prior thereto, he was Vice President - Manufacturing and Quality Control of the Company since its formation. He was President of the Gibraltar Metals Division of Gibraltar New York from 1977 to 1989.

     Eric R. Lipke has been Vice President of the Company since its formation. Mr. Lipke has held various positions with Gibraltar New York since 1976 primarily in the areas of administration and executive support.

     Henning Kornbrekke has been Vice President of the Company since he joined it in January 2002. Mr. Kornbrekke serves as President of the Company's Building Products Group. Prior thereto, Mr. Kornbrekke served as the Chief Executive Officer of a division of Rexam, PLC and before that as President and General Manager of the hardware division of the Stanley Works.

     Kenneth W. Matz has been Vice President of the Company since February 2002. Mr. Matz serves as President of the Company's flat-rolled operations since February 2002. Prior to that, Mr. Matz was Vice President and General Manager of the Company's Gibraltar Strip Steel flat-rolled division.

     John E. Flint was named Vice President and Chief Financial Officer of the Company in 1999. He was Vice President of Accounting of the Company since its incorporation and of Gibraltar New York since 1985, and prior thereto served as Corporate Controller of Gibraltar New York. Mr. Flint began his career with the Company as Controller of the Gibraltar Metals Division of Gibraltar New York in 1977.

     Richard A. Pytak Jr. was named Treasurer of the Company in 1999 and has been with the Company since June 1998. Prior thereto Mr. Pytak was a Senior Manager at PricewaterhouseCoopers LLP with fourteen years of experience providing public accounting and business advisory services.

COMPENSATION OF EXECUTIVE OFFICERS

     The following summary compensation table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the Company's other four most highly compensated executive officers, for the Company's fiscal years ended December 31, 1999, 2000 and 2001.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation Awards (1)
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options/ SARs(2)	All Other Compensation(3)

Brian J. Lipke, Chairman of the Board and Chief Executive Officer	2001 2000 1999	$393,786 362,058 352,308	$100,000 191,422 316,000	$ --- --- ---	--- 12,500 ---	$5,464 4,710 13,303

Walter T. Erazmus, President	2001 2000 1999	310,389 275,197 239,258	70,000 163,566 256,000	--- --- ---	--- 12,500 ---	5,855 7,729 17,687

Neil E. Lipke, Senior Executive Vice President, Secretary and Director	2001 2000 1999	317,826 285,394 292,213	86,824 168,566 261,000	--- --- ---	--- 12,500 ---	4,407 6,393 16,489

Joseph A. Rosenecker, Executive Vice President	2001 2000 1999	247,085 242,312 240,577	40,000 182,352 244,000	--- --- ---	--- 10,000 ---	6,657 9,047 18,829

Carl P. Spezio, Executive Vice President	2001 2000 1999	207,591 187,128 176,157	40,000 133,390 222,370	--- --- ---	--- 10,000 ---	5,338 7,450 17,356

(1) Each of Messrs. Brian J. Lipke, Erazmus, Neil E. Lipke, Rosenecker and Spezio were granted restricted stock awards pursuant to the Gibraltar Steel Corporation Restricted Stock Plan (the "Restricted Stock Plan") during 1998. Dividends on shares of Common Stock are paid to holders of restricted shares. At December 31, 2001, the cumulative number of restricted shares of Common Stock, and the related market value, held by Messrs. Brian J. Lipke, Erazmus, Neil E. Lipke, Rosenecker and Spezio were 20,000 shares - $350,400; 2,000 shares - $35,040; 10,000 shares - $175,200; 2,000 shares - $35,040; and 2,000 shares - $35,040, respectively. The restrictions on the restricted shares of Common Stock granted to Messrs. Rosenecker, Erazmus and Spezio began to lapse at the rate of 20% per year on April 1, 1999. The restrictions on the restricted shares of Common Stock granted to Messrs. Brian J. Lipke and Neil E. Lipke lapse at the rate of 20% per year beginning April 1, 2003.

(2) Represents options granted pursuant to the Gibraltar Steel Corporation Incentive Stock Option Plan (the "Incentive Plan")

(3) Composed of: (a) the matching contributions made by the Company in 2001 pursuant to the Gibraltar Steel Corporation of New York 401(k) Retirement Savings Plan to the accounts of Messrs. Brian J. Lipke, Erazmus, Neil E. Lipke, Rosenecker and Spezio in the amounts of $2,741, $2,646, $2,690, $2,218 and $2,595, respectively; (b) the payment in 2001 of premiums paid for term life insurance policies provided for Messrs. Brian J. Lipke, Erazmus, Neil E. Lipke, Rosenecker and Spezio in the amounts of $2,056, $2,542, $1,050, $3,772 and $2,076, respectively; and (c) the payment in 2001 of premiums paid in the amount of $667 for travel/accident life insurance policies provided for each of Messrs. Brian J. Lipke, Erazmus, Neil E. Lipke, Rosenecker and Spezio.

Options Granted in Last Fiscal Year

     There were no grants of stock options to the named executives in 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to the named executives concerning the exercise of options during 2001 and unexercised options held at the end of 2001.

			Number of Unexercised Options At Fiscal Year End(1)		Value of Unexercised in the Money Options At Fiscal Year End(2)
	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian J. Lipke, Chairman of the Board and Chief Executive Officer	---	---	80,625	21,875	$ 123,581	$ 32,344
Walter T. Erazmus, President	---	---	61,000	13,750	144,764	39,431
Neil E. Lipke, Senior Executive Vice President and Director	---	---	50,000	15,000	85,981	32,344
Joseph A. Rosenecker, Executive Vice President	---	---	56,000	11,250	139,064	31,781
Carl P. Spezio Executive Vice President	---	---	56,000	11,250	139,064	31,781

________________________________

(1)

Options granted become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, in the event of certain extraordinary transactions, including a change in control of the Company, the vesting of such options would automatically accelerate.

(2)	Represents the difference between $17.52, the closing market value of Common Stock as of December 31, 2001, and the exercise price of such options.

EMPLOYMENT AGREEMENT

     In July 1998, the Company entered into a new Employment Agreement with Brian J. Lipke (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Lipke serves as Chairman of the Board and Chief Executive Officer of the Company at an annual base salary of $379,200. This base salary is subject to annual adjustment as determined by the Compensation Committee in its discretion. In addition to his base salary, Mr. Lipke is eligible to participate in the Company's Executive Incentive Bonus Plan and other employee benefit plans available to the Company's executive officers. The Employment Agreement has an initial term of five years, which automatically is extended for an additional one-year period on each anniversary date, unless either party gives notice of intent to terminate.

     The Employment Agreement provides that if the Company terminates Mr. Lipke without cause, he shall be entitled to receive a lump sum benefit equal to 2 1/2 times his total cash compensation for the 12-month period immediately preceding the date of his termination. In addition, upon a termination of Mr. Lipke's employment other than by the Company for "cause" (as defined in the Employment Agreement) and other than voluntarily by Mr. Lipke, if he becomes entitled to receive benefits under any of the Company's tax-qualified retirement plans (the "Plans"), he will be entitled to receive from the general assets of the Company an additional benefit computed as if the Plans were not subject to any applicable limits imposed on such plans by the Internal Revenue Code of 1986 as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended.

     If Mr. Lipke dies during the term of the Employment Agreement, in addition to any death benefits payable under life insurance maintained by the Company and any death benefits payable under the Company's employee benefit plans, the Company will pay to the estate of Mr. Lipke a death benefit equal to 50% of his annual base salary plus an amount equal to all bonuses he would have received through the end of the then current fiscal year. If he becomes permanently disabled, Mr. Lipke will be entitled to receive from the Company annual benefits equal to his base salary, subject to a cap of $200,000 (adjusted for cost of living increases), less amounts received under any pension, profit sharing or disability plan or insurance policy.

     In the event Mr. Lipke's employment with the Company is terminated other than for cause, the Company will continue to provide medical, disability and life insurance benefits to Mr. Lipke and his family for life.

     Mr. Lipke has agreed in the Employment Agreement that, in the event he terminates his employment other than following a change in control, he will not, for a period of one year after the date of termination, participate in any "competitive operation," as defined in the Employment Agreement.

     In 2001, none of the executive officers of the Company served on the compensation committee or on any other committee of the board of directors performing similar functions of any other entity, any of whose officers or directors served on the Company's Board of Directors or Compensation Committee.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into change in control agreements (the "Change in Control Agreements") with each of the named executive officers and certain other executive officers. Generally, each executive officer (other than Brian J. Lipke) is entitled to receive, upon termination of employment within two years of a "Change in Control" (unless such termination is because of death or disability, by the Company for "Cause" as defined in the Change in Control Agreements), a lump sum severance payment equal to 225% times the sum of (i) his current annual salary and (ii) the average of the annual bonuses paid to him during the three years immediately preceding the year in which the change in control occurs. The Stay Agreements (as discussed below) amended the Change in Control Agreements to provide that the amount of any payment an executive officer (other than Brian J. Lipke) is entitled to receive under the Change in Control Agreements will be reduced by an amount equal to the second half of the payments such Executive Officer is entitled to receive pursuant to his Stay Agreement. In the case of Brian J. Lipke, upon the occurrence of a Change in Control, whether or not such Change in Control results in a termination of his employment, he is entitled to receive a lump sum severance payment equal to 350% times the sum of (i) his current annual salary and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The Change in Control Agreements define such total cash compensation to include amounts deferred at the option of the executive. The payments and benefits payable in the event of a Change in Control are not subject to any limitations that would prevent them from being considered "excess parachute payments" subject to excise tax payments or corporate deduction disallowance under the Code. Therefore, such lump sum severance payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of the Company. In such instance, the impact of the excise tax payments on the executive would be reimbursed to the executive by the Company, including taxes the executive would incur on the reimbursement itself. The events that trigger a Change in Control under the Change in Control Agreements include (i) the acquisition of 30% or more of the Company's outstanding Common Stock by certain persons, (ii) certain changes in the membership of the Company's Board of Directors, (iii) certain mergers or consolidations, (iv) certain sales or transfers of substantially all of the Company's assets and (v) the approval of the shareholders of the Company of a plan of dissolution or liquidation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

     This report of the Compensation Committee of the Board of Directors provides an overview of the Company's compensation philosophy and executive compensation programs. It discusses compensation-related decisions in general for executive officers, and specifically those relating to the Company's Chief Executive Officer, for the fiscal year ending December 31, 2001.

Executive Compensation Program's Overall Objectives

     The Company's Executive Compensation Program is designed to attract and retain top-quality executives and to provide them with both an incentive and a reward for superior performance. The program includes three principal components - base salary, annual financial performance-based bonus opportunities and long-term incentives. The program is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are outside Directors who are not employees of the Company.

Compensation Philosophy

     The primary philosophy of the Company's Executive Compensation Program is to align the financial interests of its executive officers with those of the Company and its stockholders by basing a significant portion of each executive officer's compensation upon his individual performance and the Company's financial performance and by encouraging executive officers to own Company stock through participation in various stock-based and other plans.

     The Compensation Committee is responsible for annually reviewing base salaries of executive officers, determining the design of the Company's Executive Incentive Bonus Plan and eligibility to participate therein, and making grants to eligible participants, including executive officers under the Company's stock-based long-term incentive plans.

Base Salaries

     Base salary ranges are established annually, at competitive levels, for all executive officers. Base salaries are periodically adjusted to reflect each individual executive's performance, contribution to the overall financial results of the Company, and changes in competitive salary levels.

Executive Incentive Bonus Plan

     To further support the Company's goal of enhancing shareholder value, an Executive Incentive Bonus Plan was adopted in 1998. Financial performance targets are established annually for the Company as a whole, and for certain individual subsidiaries.

     Bonuses paid under the Executive Incentive Bonus Plan for 2001 reflect, for corporate executives, the financial results of the total Company versus targets. For certain executives of individual subsidiaries, bonuses paid were based on a combination of the Company's and the individual subsidiaries' financial performance versus targets.

Long-Term Incentive Plans

     The Compensation Committee administers the Company's Incentive Plan, the Gibraltar Steel Corporation Non-Qualified Plan (the Non-Qualified Plan) and Restricted Stock Plan. The Compensation Committee periodically grants options under the Incentive Plan to the Company's executive officers and other employees. All of the options granted have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant. The value of the options granted is wholly dependent on the increase in value of the Company's common stock, which serves as an incentive to the executive officers to maximize their efforts to promote the economic performance of the Company. All of the options granted are exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant. Accordingly, an executive officer must remain with the Company for at least four years in order to enjoy the full potential economic benefit of the options awarded. The number of options awarded to a particular executive officer is directly related to his responsibilities and individual performance.

     The Compensation Committee periodically grants restricted stock to the Company's executive officers. These restricted stock grants are at a nominal cost per share to the executive officers and recognize the special contributions of the executive officers for their long service to date, together with their expected future contributions. Restrictions on stock granted under the Restricted Stock Plan lapse over periods established by the Compensation Committee at the time of each restricted stock award.

Accordingly, an executive officer must remain with the Company throughout the full term established by the Compensation Committee in order to enjoy the full potential economic benefit of the restricted stock awarded.

     In 2001, grants were not provided under the Incentive Plan, the Non-Qualified Plan or under the Restricted Stock Plan.

Compensation For the Chief Executive Officer

     Mr. Lipke participates in the same compensation programs provided to the Company's other executive officers. The Compensation Committee annually reviews Mr. Lipke's base salary, as covered in his employment agreement. A competitive salary range for the CEO is established with the assistance of an independent consultant. In determining salary adjustments within the set salary range, various factors are taken into account including individual performance, changes in competitive salaries and Company performance.

     In 2001, Mr. Lipke participated in the Executive Incentive Bonus Plan (the "Executive Plan") applicable to all executive officers. Since the Company's fiscal 2001 performance did not meet its target, Mr. Lipke and the other named executives were paid bonuses below the target levels in accordance with the terms of the Executive Plan.

Section 162(m) of Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $l,000,000 paid to a company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke and the Company's other executive officers in 2001, it does not appear that the Section l62(m) limitation will have an impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are appropriate to minimize the impact of this statute, to the extent that there is no adverse effect on the Company's ability to provide incentive compensation based on Company financial performance.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR STEEL CORPORATION
Gerald S. Lippes William P. Montague

AUDIT COMMITTEE REPORT

     The Audit Committee currently consists of three directors, one of whom is not independent as defined in the listing standards of the National Association of Securities Dealers (NASD). Mr. Montague and Mr. Campbell are independent directors as defined by the rules of the National Association of Securities Dealers, Inc. Mr. Lippes is not an independent director within the meaning of those rules; however, there is no other member of the Board of Directors who is independent. Mr. Lippes' background and extensive business and financial experience both outside of his relationship with the Company and in connection with his past service on the Audit Committee have given him significant financial sophistication and knowledge. Therefore, the Board of Directors determined that it is in the best interest of the Company and its stockholders that Mr. Lippes continue to serve as a member of the Audit Committee, notwithstanding that he is not an independent director. A brief description of the responsibilities of the Audit Committee is set forth above under the caption "The Board of Directors and its Committees".

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001 with management of the Company. The Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, which relates to the conduct of the audit, including the auditor's judgment about the quality of the accounting principles applied in the Company's 2001 audited financial statements. The Committee also has reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board No. 1 Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP its independence.

     Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR STEEL CORPORATION
David N. Campbell Gerald S. Lippes William P. Montague

PERFORMANCE GRAPH

     The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S&P MidCap 400 Index and the S&P Iron & Steel Index for the five-year period ended December 31, 2001. The comparison of total return assumes that a fixed investment of $100 was invested on December 31, 1996 in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG GIBRALTAR STEEL CORPORATION, THE S & P MIDCAP 400 INDEX
AND THE S & P IRON & STEEL INDEX

	12/96	12/97	12/98	12/99	12/00	12/01

Gibraltar Steel Corporation	100	75	87	89	68	68
S&P Midcap 400	100	132	158	181	212	196
S&P Iron & Steel	100	102	88	97	61	78

*$100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Gibraltar Steel Corporation's performance based upon a stock price of $26.50 at December 31, 1996 and $17.52 at December 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Gerald S. Lippes and William P. Montague. Neither Mr. Lippes nor Mr. Montague was, during 2001 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In 2001, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee of the board of directors performing similar functions of any other entity, any of whose officers or directors served on the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     All Directors other than Directors who are employees of the Company receive a retainer of $16,000 per year. In addition, each such Director also receives a fee of $1,000 for each Board of Directors or committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities, to file equity securities of the Company and other reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 25, 2002 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each Director, each executive officer named in the Summary Compensation table above and all executive officers and Directors as a group.

Name	Number of Shares(1)	Percent of Class
Brian J. Lipke(2)(3)	1,234,306	7.83%
Neil E. Lipke(2)(4)	1,181,022	7.49%
Eric R. Lipke(2)(5)	1,129,618	7.17%
Meredith A. Lipke(2)(6)	970,305	6.16%
Curtis W. Lipke(2)(7)	815,574	5.18%
Gerald S. Lippes(8) 700 Guaranty Building 28 Church Street Buffalo, New York 14202-3950	100,705	*
William P. Montague(9) 501 John James Audubon Parkway PO Box 810 Amherst, New York 14226-0810	65,705	*
Arthur A. Russ, Jr.(10) 3400 HSBC Center Buffalo, New York 14203	55,750	*
David N. Campbell(11) 389 River Road Carlisle, Massachusetts 01741	31,250	*
Walter T. Erazmus(2)(12)	87,465	*
Carl P. Spezio(2)(13)	77,323	*
Joseph A. Rosenecker(2)(14)	76,807	*
All Directors and Executive Officers as a Group (14 persons) (15)	4,073,597	25.85%
T. Rowe Price Associates, Inc. (16)	1,258,750	7.99%
Franklin Resources, Inc.(17)	1,074,700	6.82%
Liberty Wanger Asset Management, L.P.(18)	1,065,600	6.76%
Merrill Lynch & Co., Inc.(19)	899,312	5.71%

*Less than 1%.

(1) Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her, except to the extent that authority is shared by spouses under applicable law.

(2) The address of each of the executive officers listed in the Summary Compensation Table, Meredith A. Lipke, Curtis W. Lipke and Eric R. Lipke is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228.

(3) Includes (i) 958,882 shares of Common Stock held by two trusts for the benefit of Brian J. Lipke, (ii) 12,945 shares of Common Stock held by trusts for the benefit of the daughters of Brian J. Lipke, (iii) 3,480 shares of Common Stock held in a custodial account for the benefit of a daughter of Brian J. Lipke, (iv) 40,000 shares of Common Stock issuable under currently exercisable options pursuant to the Non-Qualified Plan, (v) 53,125 shares of Common Stock issuable under currently exercisable options granted to Brian J. Lipke pursuant to the Incentive Plan, (vi) 3,296 shares of Common Sock allocated to Brian J. Lipke's self-directed account under the Company's 40l(k) Retirement Savings Plan and (vii) 130,613 shares of Common Stock, representing Brian J. Lipke's pecuniary interest in Rush Creek Investment Co., L.P. ("RCLP"). RCLP owns 658,000 shares of Common Stock as to which Brian J. Lipke disclaims beneficial ownership, except to the extent of his pecuniary interest. Excludes 9,375 shares of Common Stock under options granted to Brian J. Lipke pursuant to the Incentive Plan that are not exercisable within sixty days. Also excludes (i) 61,085 shares of Common Stock held by the Trust U/W of Kenneth E. Lipke f/b/o Patricia K. Lipke (the "Kenneth E. Lipke Trust"), as to which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 3,155,915 shares of Common Stock held by trusts for the benefit of each of Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke, as to each of which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iii) 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke, as to which Brian J. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iv) 5,605 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke, as to which Brian J. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership, and (v) 12,500 shares of Common Stock held by trusts for the benefit of the children of Eric R. Lipke, as to which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(4) Includes (i) 911,502 shares of Common Stock held by a trust for the benefit of Neil E. Lipke and (ii) 30,000 shares of Common Stock issuable under currently exercisable options granted to Neil E. Lipke pursuant to the Non-Qualified Plan, (iii) 25,625 shares of Common Stock issuable under currently exercisable options granted to Neil E. Lipke pursuant to the Incentive Plan, (iv) 1,277 shares of Common Stock allocated to Neil E. Lipke's self-directed account under the Company's 401(k) Retirement Savings Plan and (v) 130,613 shares of Common Stock, representing Neil E. Lipke's pecuniary interest in RCLP. RCLP owns 658,000 shares of Common Stock as to which Neil E. Lipke disclaims beneficial ownership, except to the extent of his pecuniary interest. Excludes 9,375 shares of Common Stock under options granted to Neil E. Lipke pursuant to the Incentive Plan that are not exercisable within sixty days. Also excludes (i) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke, as to each of which Neil E. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 12,945 shares of Common Stock held by trusts for the benefit of the daughters of Brian J. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 12,500 shares of Common Stock held by trusts for the benefit of the children of Eric R. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(5) Includes (i) 875,501 shares of Common Stock held by a trust for the benefit of Eric R. Lipke, (ii) 12,500 shares of Common Stock held by trusts for the benefit of the children of Eric R. Lipke, (iii) 20,000 shares of Common Stock issuable under currently exercisable options granted to Eric R. Lipke pursuant to the Non-Qualified Plan, (iv) 14,375 shares of Common Stock issuable under currently exercisable options granted to Eric R. Lipke pursuant to the Incentive Plan, (v) 3,360 shares of Common Stock held in custodial accounts for the benefit of the children of Eric R. Lipke, (vi) 1,074 shares of Common Stock allocated to Eric R. Lipke's self-directed account under the Company's 401(k) Retirement Savings Plan and (vii) 130,613 shares of Common Stock, representing Eric R. Lipke's pecuniary interest in RCLP. RCLP owns 658,000 shares of Common Stock as to which Eric R. Lipke disclaims beneficial ownership, except to the extent of his pecuniary interest. Excludes 10,625 shares of Common Stock issuable under options granted to Eric R. Lipke pursuant to the Incentive Plan that are not exercisable within sixty days. Also excludes (i) 898,002 shares of Common Stock held by a trust for the benefit of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which Eric R. Lipke disclaims beneficial ownership, (ii) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke, as to each of which Eric R. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 12,945 shares of Common Stock held by trusts for the benefit of the children of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(6) Includes (i) 816,036 shares of Common Stock held by three trusts for the benefit of Meredith A. Lipke, (ii) 2,500 shares of Common Stock issuable under currently exercisable options granted to Meredith A. Lipke pursuant to the Non-Qualified Plan, (iii) 2,500 shares of Common Stock issuable under currently exercisable options granted to Meredith A. Lipke pursuant to the Incentive Plan, (iv) 5,325 shares of Common Stock held in a custodial account for the benefit of the daughter of Meredith A. Lipke pursuant to the New York Uniform Gift to Minors Act, (v) 5,605 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke, (vi) 621 shares of Common Stock allocated to Meredith A. Lipke's self-directed account under the Company's 401(k) Retirement Savings Plan and (vi) 130,613 shares of Common Stock, representing Meredith A. Lipke's pecuniary interest in RCLP. RCLP owns 658,000 shares of Common Stock as to which Meredith A. Lipke disclaims beneficial ownership, except to the extent of her pecuniary interest. Excludes (i) 2,500 shares of Common Stock issuable under options granted to Meredith A. Lipke pursuant to the Incentive Plan that are not exercisable within sixty days and (ii) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke, as to which Meredith A. Lipke serves as one of five trustees and shares voting and investment power and as to which she disclaims beneficial ownership.

(7) Includes (i) 611,956 shares of Common Stock held by a trust for the benefit of Curtis W. Lipke and (ii) 130,613 shares of Common Stock, representing Curtis W. Lipke's pecuniary interest in RCLP. RCLP owns 658,000 shares of Common Stock as to which Curtis W. Lipke disclaims beneficial ownership, except to the extent of his pecuniary interest. Excludes (i) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke, as to each of which Curtis W. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 5,605 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke, as to which Curtis W. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iii) 12,945 shares of Common Stock held by trusts for the benefit of the children of Brian J. Lipke, as to which Curtis W. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iv) 12,500 shares of Common Stock held by trusts for the benefit of the children of Eric R. Lipke, as to which Curtis W. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.

(8) Includes 51,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Lippes pursuant to the Non-Qualified Plan.

(9) Includes 26,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Montague pursuant to the Non-Qualified Plan.

(10) Includes (i) 51,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Russ pursuant to the Non-Qualified Plan and (ii) an aggregate of 1,500 shares of Common Stock held by three trusts for the benefit of the Russ' children as to each of which Mr. Russ serves as a trustee. Excludes an aggregate of (i) 4,053,917 shares of Common Stock owned by trusts for the benefit of each Brian J. Lipke, Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke, as to each of which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 61,085 shares of Common Stock held by the Kenneth E. Lipke Trust, as to which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 658,000 shares of Common Stock held by RCLP as to which Mr. Russ serves as trustee of the sole limited partner and as to which he disclaims beneficial ownership.

(11) Includes (i) 26,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Campbell pursuant to the Non-Qualified Plan, (ii) 2,500 shares of Common Stock held by an Individual Retirement Account for the benefit of Mr. Campbell and (iii) 1,500 shares of Common Stock held by the Campbell Foundation of which Mr. Campbell serves as a trustee.

(12) Includes (i) 61,625 shares of Common Stock issuable under currently exercisable options granted to Mr. Erazmus under the Incentive Plan, (ii) 800 shares of Common Stock held by an Individual Retirement Account for the benefit of Mr. Erazmus, (iii) 500 shares of Common Stock held by an Individual Retirement Account for the benefit of the spouse of Mr. Erazmus and (iv) 5,540 shares of Common Stock allocated to Mr. Erazmus's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 13,125 shares of Common Stock issuable under options granted to Mr. Erazmus pursuant to the Incentive Plan that are not exercisable within sixty days.

(13) Includes (i) 56,625 shares of Common Stock issuable under currently exercisable options granted to Mr. Spezio under the Incentive Plan and (ii) 3,671 shares of Common Stock allocated to Mr. Spezio's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 10,625 shares of Common Stock issuable under options granted to Mr. Spezio pursuant to the Incentive Plan that are not exercisable within sixty days.

(14) Includes 56,625 shares of Common Stock issuable under currently exercisable options granted to Mr. Rosenecker under the Incentive Plan and (ii) 3,682 shares of Common Stock allocated to Mr. Rosenecker's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 10,625 shares of Common Stock issuable under options granted to Mr. Rosenecker pursuant to the Incentive Plan that are not exercisable within sixty days.

(15) Includes options to purchase an aggregate of 299,438 shares of Common Stock issuable to certain executive officers under the Incentive Plan and an aggregate of 245,000 shares of Common Stock issuable to certain executive officers and Directors under the Non-Qualified Plan, all of which are exercisable within sixty days. Excludes options to purchase an aggregate of 70,938 shares of Common Stock issued to certain executive officers under the Incentive Plan that are not exercisable within sixty days.

(16) Based on information set forth in a statement on Schedule 13G/A filed with the Securities and Exchange Commission in February 2002 by T. Rowe Price Associates, Inc. The stated business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17) Based on information set forth in a statement on Schedule 13G/A filed with the Securities and Exchange Commission in January 2000 by Franklin Resources, Inc. on behalf of itself and its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisors, Inc. The stated business address of Franklin Resources, Inc., Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. and Franklin Advisors, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94403.

(18) Based on information set forth in a statement on Schedule 13G/A filed with the Securities and Exchange Commission in February 2002 by Liberty Wanger Asset Management, L.P. on behalf of itself, its affiliate, WAM Acquisition GP, Inc. and Liberty Acorn Trust. The stated business address of Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(19) Based on information set forth in a statement on Schedule 13G/A filed with the Securities and Exchange Commission in February 2002 by Merrill Lynch & Co., Inc. on behalf of Merrill Lynch Investment Managers. The stated business address for Merrill Lynch & Co., Inc. and Merrill Lynch Investment Managers is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

Vote Required. The affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of each Director, assuming a quorum is present or represented at the meeting.

The Board of Directors recommends a vote "FOR" the nominees for Class II Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The firm of Lippes, Silverstein, Mathias & Wexler LLP, of which Mr. Lippes, a Director of the Company, is a partner, serves as counsel to the Company. The firm of Phillips, Lytle, Hitchcock, Blaine & Huber, LLP, of which Mr. Russ, a Director of the Company, is a partner, also provided legal services to the Company in 2001.

OTHER MATTERS

     The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION

     PricewaterhouseCoopers LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent year ended December 31, 2001.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2001 Annual Meeting of Stockholders and will be available to respond to appropriate questions.

     The fees for services rendered to the Company in 2001 by PricewaterhouseCoopers LLP were as follows:

     Audit Fees - For the audit of the Company's financial statements for the year ended December 31, 2001 and for reviews of the interim financial information included in the Company's Quarterly Reports on Form 10-Q for 2001: $144,000.

     Financial Information Systems Design and Implementation Fees - For the year ended December 31, 2001: $0.

     All Other Fees - For services rendered to the Company, other than the services described above, for the year ended December 31, 2001: $156,000. These fees related primarily to services rendered in connection with the Company's secondary offering of its Common Stock, tax services and also to due diligence matters in connection with the Company's acquisition activities.

     The Audit Committee believes that the provision of the services described under "All Other Fees" above was compatible with maintaining PricewaterhouseCoopers LLP's independence from the Company.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Gibraltar Steel Corporation, 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Attention: Neil E. Lipke. Each such request must set forth a good faith representation that, as of March 25, 2002, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Stockholders.

STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting must be received by the Company by December 6, 2002 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

     The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.

NEIL E. LIPKE Secretary

Dated: April 25, 2002

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

PROXY

GIBRALTAR STEEL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints BRIAN J. LIPKE, WALTER T. ERAZMUS and NEIL E. LIPKE and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR STEEL CORPORATION (the "Company") to be held at the Company's offices at 3556 Lake Shore Road, Buffalo, New York, on May 21, 2002 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matter and upon such other business as may properly come before the meeting or any adjournment(s) thereof.
1.	ELECTION OF DIRECTORS For Class I Director - Brian J. Lipke [ ] FOR [ ] WITHHOLD AUTHORITY
For Class I Director - Arthur A. Russ [ ] FOR [ ] WITHHOLD AUTHORITY
For Class I Director - William P. Montague [ ] FOR [ ] WITHHOLD AUTHORITY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE REGARDING PROPOSAL 1, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

Dated: ________, 2002
Signature Signature if held jointly

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.